Exhibit 5.1

October 29, 2009

NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, New York 10170

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as special counsel in connection with the preparation of your Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), representing the offering and issuance to certain persons under the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “Non-U.S. Plan”), of an aggregate of up to 4,700,000 shares of your common stock, par value $0.001 per share (the “Common Stock”).

We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the shares of Common Stock issuable under the Non-U.S. Plan will be, when sold, paid for and issued as contemplated by the terms of the Non-U.S. Plan, duly authorized, validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the laws of the State of Delaware.  Our opinion is based on these laws as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lowenstein Sandler PC